Putnam Retirement Income Fund Lifestyle 1
1/31/18 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 1,711
Class B	 17
Class C  28
Class M  10

72DD2 (000s omitted)
Class R	 14
Class R6 81
Class Y	 87

73A1
Class A	 0.360
Class B	 0.323
Class C	 0.323
Class M  0.338

73A2
Class R	 0.336
Class R6 0.391
Class Y	 0.384

74U1 (000s omitted)
Class A	 4,905
Class B	 53
Class C	 86
Class M	 31

74U2 (000s omitted)
Class R	 38
Class R6 211
Class Y	 249

74V1
Class A	 17.81
Class B	 17.41
Class C	 17.45
Class M	 17.86

74V2
Class R	 17.80
Class R6 17.87
Class Y	 17.87

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.